                           SALES & MARKETING AGREEMENT


                  THIS AGREEMENT is made and entered into as of October 13, 1999, ("the Effective Date") by and between WorkLife Solutions, Inc., a Delaware corporation ("WorkLife"), and E-Cruiter.com, Inc., a corporation incorporated under the laws of Canada ("E-Cruiter").

                  WHEREAS, WorkLife specializes in the design, development and installation of Internet solutions for career management and maintains a site on the World Wide Web located at www.worklife.com, and manages the Career Channel for AltaVista, located at www.altavista.com;

                  WHEREAS, E-Cruiter is a leading provider of Web-based job posting and applicant management solutions that allow companies to utilize Internet-based recruiting and manage the hiring process;

                  WHEREAS, WorkLife and E-Cruiter desire to enter into a Sales and Marketing Agreement (the "Agreement") by which they share certain technology and jointly promote, develop, and distribute certain services and products;

                  NOW, THEREFORE, in consideration of the mutual promises and conditions set forth in this Agreement, the parties hereby agree as follows:

         1.       Definitions.

                  1.1 "E-Cruiter Code Base" shall mean E-Cruiter's current and future shipping product set.

                  1.2 "E-Cruiter Solutions" shall mean (i) E-Cruiter Express, targeted to individual recruiters on a single user basis, providing features such as job posting, applicant response, communications with applicants, and administration of accounts; and (ii) E-Cruiter Enterprise, targeted to corporations or workgroups and other multiple users, providing various of the above features as well as sharing of candidate files, job descriptions, and similar material.

                  1.3 "Helius Platform" shall mean the NT, SQL-Server7, COM-based architecture and software that may be incorporated into future E-Cruiter products.

                  1.4 "Party's Brand Features" shall mean a party's trademarks, trade names, service marks, service names and distinct brand elements that appear from time to time in connection with their properties, products, ventures and services worldwide and are protected under state, United States or other jurisdiction's trademark or copyright law or as to which the party has established trademarks or trade dress rights, including any modifications to the foregoing, that may be created during the term of this Agreement.

                  1.5 "Party's Brand Guidelines" means the guidelines for use of a Party's Brand Features, which may be prescribed by that party from time to time.

                  1.6 "Precision Matching Technology" shall mean technology and software designs, implementation, data schema and plans for matching a description to another description, including the matching of candidate skills and competencies with job descriptions or requisitions.

                  1.7 "WorkLife Corporate Career Portal Solutions" ("CCPS") shall mean career channels developed by WorkLife that provide career development tools to employees and recruiting tools for Human Resources departments and hiring management personnel. CCPS can be hosted by either WorkLife as an Application Service Provider (ASP) or by the corporate customer.

                  1.8 "WorkLife Internet Career Portal Solutions" ("ICPS") shall mean career channels developed by WorkLife that are deployed via Internet portal companies such as AltaVista.

                  1.9 "Sales" shall mean customer billings excluding billings attributable to professional services or technical support services, irrespective of the revenue recognition policies of either party.

                  1.10 "Hosts" shall mean to be responsible for systems backups, technical support and necessary updates.

2.       Term.

                  2.1 Initial Term. The initial term of this Agreement shall be three (3) years from the Effective Date.

                  2.2 Renewal. The term of this Agreement shall automatically renew for successive terms of one (1) year each; provided, however, that either party may elect not to renew this Agreement by providing written notice of its intent not to renew at least ninety (90) days prior to the commencement of the renewal term.

                  2.3 Termination. Either party may terminate this Agreement in the event that the other party is in material breach provided the terminating party provides thirty (30) days written notice specifying the breach and the breach is not cured within those thirty (30) days, or if the breach is not curable in a commercially reasonable manner within that time frame, the party in breach commits sufficient resources to the remedial effort to effect a remedy as soon as reasonably possible.

         3. Technology Sharing. The parties agree to disclose to the other during the term of this Agreement their respective technologies and capabilities, including but not limited to E-Cruiter's Helius Platform, in the context of joint exploration of licensing and cross-licensing opportunities of such technologies and capabilities on mutually beneficial terms.

         4.       Grant of License; Distribution.

                  4.1. WorkLife Corporate Career Portal Solutions. WorkLife hereby grants E-Cruiter a fully paid, irrevocable, non-exclusive, non-transferable, worldwide license for the term of this Agreement to use, copy and distribute CCPS through E-Cruiter's Website or in connection with E-Cruiter's other products as provided in this Agreement, in joint promotion with WorkLife.

                  4.2. (a) E-Cruiter Solutions. E-Cruiter hereby grants WorkLife a fully paid, irrevocable, non-exclusive, non-transferable, worldwide license for the term of this Agreement to use, copy and distribute E-Cruiter Solutions including but not limited to in connection with ICPS and CCPS created by WorkLife and in connection with joint promotion efforts with E-Cruiter.


                  4.3 Brand Features. Each party hereby grants to the other an irrevocable, non-exclusive, non-transferable worldwide license for the term of this Agreement to use the other Party's Brand Features in connection with the party's performance of their promotional obligations as set forth in this Agreement, provided such use is consistent with the Party's Brand Guidelines. Notwithstanding the foregoing, each party shall promptly cease any use of the other Party's Brand Features to which the latter objects at any time.

                  (a) Sales Sharing. E-Cruiter shall pay royalties to WorkLife and WorkLife shall pay royalties to E-Cruiter as described in paragraphs 4.5 through 4.7 of this Agreement.

                  (b) Accounting. An accounting of each month's sales by both parties, in the currency of the individual sales transactions for which sales sharing is provided for under this Agreement, shall be made within 30 days of the end of each month, and payments shall be made, based on appropriate currency conversions, in US Dollars ("USD") within 30 days of the end of the month in which the sales were billed to customers of either party.

                  (c) Pricing. Each party shall sell the other Party's products, as provided in this Agreement, at no less than the minimum prices set forth in the Minimum Acceptable Price Schedules attached hereto as Appendix A.

                  4.4      Intentionally Omitted.

                  4.5 E-Cruiter Selling WorkLife Corporate Career Portal Solutions.

                           (a) WorkLife Hosts CCPS Components. E-Cruiter shall
pay WorkLife 65% of CCPS Net Sales for the first year of the customer contract and 75% of CCPS Net Sales for subsequent years of the customer contract. CCPS Net Sales shall mean CCPS Gross Sales, less fees to third-party service providers (which may include providers of training or development services) paid by E-Cruiter. CCPS Gross Sales shall mean all billings derived from the sale of WorkLife products through E-Cruiter's Web site, or other direct or indirect selling efforts.

                           (b) E-Cruiter Hosts CCPS components. E-Cruiter shall
pay WorkLife 50% of CCPS Net Sales.

                           (c) E-Cruiter Authorized Reseller Sells CCPS
Components. WorkLife shall pay E-Cruiter 5% of CCPS Net Sales, concurrent to E-Cruiter paying to WorkLife royalties payable under paragraphs 4.5(a) and/or 4.5(b) of this Agreement. Payments to the reseller shall be made by E-Cruiter.

                  4.6 WorkLife Selling CCPS Bundled Together with E-Cruiter Solutions.

                           (a) E-Cruiter Hosts E-Cruiter Solution Components.
Where WorkLife sells its CCPS bundled together with E-Cruiter Solutions and E-Cruiter Hosts the E-Cruiter Solutions component of the CCPS, WorkLife shall pay E-Cruiter 65% of E-Cruiter Solutions Net Sales in the first year of the customer contract and 75% in subsequent years of the customer contract. E-Cruiter Net Sales is defined as gross sales attributable to E-Cruiter Solutions components less any third-party fees (such as job postings or selection testing services). E-Cruiter and WorkLife agree to price their respective components of the bundled solution separately in their respective sales contracts (the "Sales Contract"). Sales attributable to either party shall be determined on the basis of the Sale Contracts.

                           (b) WorkLife Hosts E-Cruiter Solution Components.
WorkLife shall pay E-Cruiter 50% of E-Cruiter Net Sales in all years of the customer contract.

                           (c) WorkLife Authorized Reseller Sells E-Cruiter
Solution Components. E-Cruiter shall pay WorkLife 5% of E-Cruiter Net Sales, concurrent to WorkLife paying to E-Cruiter royalties payable under paragraphs 4.6(a) or 4.6(b) of this Agreement. Payments to the authorized reseller shall be made by of WorkLife.

                  4.7 WorkLife Selling Internet Career Portals with E-Cruiter Solution Components.

                           (a) WorkLife shall pay to E-Cruiter 50% of Internet
Career Portal E-Cruiting Net Net Sales ("ICPS E-Cruiting Net Net Sales"). ICPS E-Cruiting Net Net Sales shall mean ICPS E-Cruiting Net Sales minus Marketing Channel Fees. Marketing Channel Fees means fees paid to Internet portals, including but not limited to AltaVista, strategic advertisers, or institutions in connection with the distribution of WorkLife's ICPS. Marketing Channel Fees shall not exceed 30% of ICPS E-Cruiting Net Sales. ICPS E-Cruiting Net Sales equals all sales derived from all customers, whether corporate or individual, who employ E-Cruiter Solutions within ICPS built by WorkLife, minus:

                                    (i)     Third party fees, including fees
paid to job boards;

                                    (ii) Cost of Goods; provided, however,
E-Cruiter shall pay the cost of goods associated with the Hosting of E-Cruiter Solutions by the parties ("Cost of Goods") unless otherwise agreed. Cost of Goods shall be equal to 15% of sales derived from all customers deploying E-Cruiter Solutions within ICPS built by Worklife ("ICPS Gross Sales");

                           (b) Selling Costs. The cost of sales, including the
cost of handling customer accounts, collections and disbursements, e-commerce transactions, and telesales ("Cost of Sales"), shall be paid by E-Cruiter unless otherwise agreed by the parties. Cost of Sales shall be equal to 20% of ICPS Gross Sales in year one of this Agreement and 15% of ICPS Gross Sales in subsequent years of this Agreement.

                           (c) Administration of Accounts. E-Cruiter will
directly administer the number of recruiter bundles sold and sales collection from recruiters and/or employers. WorkLife or E-Cruiter, in any combination, may administer the set-up and maintenance of accounts to individuals, recruiters or employers in the event that such services are developed during the term of this Agreement.

         4.8 Other Business Model(s). In the event that WorkLife and E-Cruiter agree upon another model for selling and hosting E-Cruiter Solutions components, the parties will at that time mutually agree upon fair and reasonable terms with respect to revenue sharing.

         4.9 Audit Rights. Each party shall maintain accounting and administrative records of its sales transactions, Cost of Goods, Cost of Sales and other costs during the term of this Agreement and for a period of one year thereafter. At any time during the term of this Agreement, and for a period of one year thereafter, either party may initiate an independent financial audit ("Audit") of the other party's calculations and payments made in connection with the terms of this Agreement. The cost of the Audit is to be borne by the initiating party. The party under audit shall, at such times and in such places as shall be mutually convenient to the parties, permit auditors to make photocopies of all documents relating to the Audit.

         5. Milestones. The parties agree to use commercially reasonable efforts to reach the following milestones:

         -----------------------------------------------------------------------
         Alta Vista  Launch.  Complete  the project         Oct 8th, 1999
         plan and  schedule.  Identify
         resources
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------
         Deliver a joint Technology Plan for Future         Dec 17th, 1999
         Co-Development
         -----------------------------------------------------------------------

         6. Content Partner Program Purchase. E-Cruiter agrees to purchase the Employment Classifieds category in WorkLife's Content Partner Program at the time of the launch of the new E-Cruiting portion of the WorkLife Career Portal for a minimum of 1,000,000 monthly page impressions on WorkLife's careers home page on Alta Vista at WorkLife's preferred pricing terms (the "Content Partner Program Purchase"), for a period of one year; provided, however, that E-Cruiter may terminate its obligations under this paragraph 6 at any time after three months after the date of the Content Partner Program Purchase by providing 30 days written notice to WorkLife. Preferred pricing shall not exceed $15,000 USD per month. Additional impressions in excess of 1,000,000 per month will be charged at $15 USD per month per thousand, with the total monthly charge not to exceed $30,000 USD per month.

         7. Promotion; Cooperation. The parties shall engage in the following individual and joint promotional activities and joint development projects.

                  7.1      Joint.

                           (a) Any public announcement relating to this
Agreement or the parties' relationship shall be subject to the parties' mutual written approval, which shall not be unreasonably withheld or delayed.

                           (b) The parties shall, within fifteen (15) days of
the Effective Date, meet to prepare a joint promotion campaign publicizing this Agreement, and make commercially reasonable efforts to include Alta Vista in the public relations campaign.

                           (c) The parties shall introduce each other to
potential business customers or partners, including WorkLife's introduction of E-Cruiter to Alta Vista as soon as is practicable after the Effective Date and WorkLife's introduction of E-Cruiter to MSN.com upon a determination by WorkLife that the contributions of E-Cruiter can add value to the existing
WorkLife-MSN.com endeavor.

                           (d) The parties shall hold joint monthly business
development meetings at mutually convenient locations.

                           (e) The Parties may refer publicly to this Agreement
as a "Strategic Alliance."

                           (f) The parties agree to explore mutually beneficial
development projects that may include but are not limited to the following:

                                    (i) Inclusion of Precision Matching
technology from WorkLife, with or without modifications or extensions by either party, into the E-Cruiter Code Base.

                                    (ii) Development of bridging software to
include WorkLife CCPS components into the E-Cruiter Code Base.

                                    (iii) Examination of Helius Platform as the
architecture on which to develop future releases of WorkLife CCPS or ICPS products and services.

                                    (iv) Development of ideas and intellectual
property of either party to add features, such as advanced competency analysis, assessment, testing and resume building modules into the E-Cruiter Code Base.

                  7.2 E-Cruiter. E-Cruiter agrees to promote this Agreement in accordance with a promotional plan to be developed in consultation with WorkLife. E-Cruiter will work with WorkLife to create badge and content for the co-branded pages of the ICPS. Other promotional activities may include advertising in trade publications and career/recruiting Web sites, participation in trade shows, direct mail campaigns and the hosting of chat sessions for recruiters.

                  7.3 WorkLife. WorkLife agrees to promote this strategic alliance in accordance with a promotional plan to be developed in consultation with E-Cruiter. The plan may include strategies to create awareness with analysts, press briefings, press releases, work with AltaVista to promote the new E-Cruiting offering on the AltaVista home page and the Careers Channel home page, lead generating activities including chat sessions hosted by and discussions led by E-Cruiter, and support for E-Cruiter led marketing efforts as appropriate.

         8. Customer Data. The parties agree to promptly share all user and customer data acquired through any promotional efforts or sales under this Agreement and both parties shall be considered owners of such data and may make such use of it as the law allows. The parties agree that they will not resell this data or share this data with third parties unless mutually agreed and as permitted by law. The parties shall work together to make appropriate disclosures to users regarding the use of such data.

         9. Exclusivity. Except as otherwise set forth herein, the parties agree to deal exclusively with the other in the development and sale of Internet career portals during the term of this Agreement.

         10.      Intentionally Omitted.

         11. Confidentiality and Proprietary Information; Non-disclosure. The parties acknowledge that during the term of this Agreement they will acquire proprietary and confidential information about the other, potentially including but not limited to, business methods, trade secrets, know-how, inventions, techniques, processes, algorithms, software, source code, designs, schematics, contracts, customer lists, financial information, sales and marketing information, and other business information, relating to the operation of their respective businesses ("Confidential Information"). Confidential Information includes but is not limited to all material identified in this Agreement as the material shared, to be shared, licensed, or to be licensed, to or from E-Cruiter or WorkLife to the other. Each agrees (i) that it will protect the other's Confidential Information from unauthorized use or disclosure; (ii) that it will not disclose the other's Confidential Information to any third party without the other's prior written consent; (iii) that it will take reasonable steps to ensure that no unauthorized person has access through it to the other's Confidential Information; (iv) that it will promptly return all tangible or electronic copies of the other's Confidential Information to such other upon its request; and (v) that it will only use the other party's Confidential Information for the purposes set forth in this Agreement. Notwithstanding the foregoing, Confidential Information does not include any information that (a) is acquired by a party from any source other than the other party without restriction as to its use or disclosure; or (b) is or becomes available to the public other than through a breach of this Agreement by the acquiring party. This non-disclosure obligation shall survive the termination of this Agreement for a period of two (2) years.

         12.      Ownership.

                  12.1 Reserved Rights. Each party reserves all rights other than those expressly granted in this Agreement, and no ownership is transferred or licenses granted except as expressly set forth in this Agreement.

                  12.2 Jointly Developed Products. With respect to any technology developed by either WorkLife or E-Cruiter that either (a) adds new features to the products of the non-developing party, (b) is software needed to incorporate WorkLife's products into E-Cruiter's Code Base or E-Cruiter's services into WorkLife's products or services, or (c) is technology needed to imbed the Precision Matching Technology into E-Cruiter's products or services, such technology shall be the property of the party developing it (the "Developing Party"); provided, however, that upon request, the Developing Party shall execute in favor of the non-developing party a fully paid, irrevocable, non-exclusive, non-transferable, worldwide license for the term of this Agreement to use, copy and distribute such technology.

         13. Representations and Warranties. The parties represent and warrant for themselves as follows:

                  (a) That it is duly organized and validly existing as a corporation and is in good standing under the laws of its organization and that it has the power and authority to enter into this Agreement.

                  (b) That it has the corporate power and authority to transact the business in which it is engaged and holds all necessary federal, state, and local permits, licenses or approvals, including exemptions, where applicable, to perform its business and its obligations under this Agreement, and that it is in good standing under such permits, licenses and approvals.

                  (c) That neither the Party's Brand Features nor any intellectual property underlying any technology licensed under paragraph 4 hereof infringes, misappropriates or otherwise violates any intellectual property right of a third party.

         14.      Indemnification.

                  14.1 Indemnity. Each party (the "Indemnifying Party") agrees to defend, indemnify, and hold the other party, its officers, directors, employees and agents (the "Indemnified Party"), harmless from any obligations, costs, claims, judgments, losses, expenses and liabilities (including reasonable attorneys' fees) incurred as a result of any claim by a third party to the extent caused by (i) a breach of the Indemnifying Party's obligations, representations or warranties under this Agreement; (ii) a material act or material failure to act by the Indemnifying Party related directly or indirectly to the activities contemplated by this Agreement if taken at the direction or request of the Indemnifying Party; (iii) an alleged misrepresentation, negligent or otherwise, made by the Indemnifying Party to a third party concerning the service or products of the Indemnified Party; or (iv) a fraudulent act, willful misconduct or gross negligence committed by any officer, director, employee or agent of the Indemnifying Party (whether or not within the scope of his or her employment or agency) related directly or indirectly to the activities contemplated by this Agreement .

                  14.2 Notice. In the event either party becomes aware of any action proceeding, claim or demand (collectively, an "Action") that may result in a claim for indemnification hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the Action. The Indemnifying Party may assume the sole responsibility for defense of the Action (at its sole cost and expense) if it so notifies the Indemnified Party within thirty (30) calendar days after receiving the above notice of the Action. If the Indemnifying Party fails to notify the Indemnified Party of the former's desire to assume responsibility for defense of the Action, the Indemnified Party may defend the Action at the cost and expense of the Indemnifying Party, in which case the Indemnifying Party shall periodically reimburse the Indemnified Party of such costs and expenses within thirty (30) calendar days of receiving a demand for reimbursement, provided such demand includes detailed backup of such costs and expenses. No Action may be settled without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

         15. Waiver of Consequential Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF USE, LOSS OF PROFIT, INTERRUPTION OF BUSINESS, ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF THAT PARTY HAS BEEN ADVISED OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

         16. Notices. All notices and other communications provided for hereunder shall be in writing and may be sent by facsimile, overnight courier or e-mail (provided e-mail delivery is confirmed by facsimile or overnight courier) to the following authorized representative of the parties (or to such other address or person as the parties may notify each other), and will be effective on the earlier of (a) two (2) days after being deposited in registered or certified mail; (b) one day after being sent by overnight courier; or (c) when received:

                                    WorkLife Solutions, Inc.
                                    20770 Monte Sunset Drive
                                    San Jose, CA  95120
                                    Attention: President

                                    E-Cruiter.com, Inc.
                                    Suite 1510
                                    360 Albert Street
                                    Ottowa, Ontario
                                    Canada  K1R7X7
                                    Attention: President

         17.      General.

                  17.1 Final Agreement. This Agreement is the entire agreement between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements, verbal or written. This Agreement may only be amended by a writing executed by both parties.

                  17.2 Governing Law. This Agreement shall be governed by the laws of California without application of its conflicts of law principles.

                  17.3 Attorneys' Fees. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its court costs and expenses, and its reasonable attorneys' fees, in addition to any other relief to which it may be entitled.

                  17.4 No Waiver. No waiver of any right hereunder shall be deemed to be a waiver of the same or any other right on any other occasion.

                  17.5 Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder (whether voluntarily or by operation of law) without the prior written consent of the other party, except that (i) E-Cruiter may assign this Agreement to its subsidiary E-Cruiter.com USA Inc. and
(ii) either party may assign this agreement to an entity that acquires all or substantially all of its assets, or that has all or substantially all of its assets controlled by that party.

                  17.6 Change in Control. A purchaser of substantially all of the assets of WorkLife or a successor to the business of WorkLife shall be required to assume the terms of this Agreement.

                  17.7 Severability. If any provision of this Agreement is held illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in effect and the invalid provision deemed modified to the least degree necessary to remedy such invalidity.

                  17.8 Survivability. Sections 8, 11, 12, 13 and 14 shall survive the termination or expiration of this Agreement.

                  17.9 Relationship of Parties. The parties hereto are independent contractors and nothing in this Agreement is intended to or should be construed to create a partnership, joint venture, or employment relationship between E-Cruiter and WorkLife, nor to permit either party to create binding agreements on behalf of the other.

                  17.10 No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or permitted assigns of the parties, any rights, remedies, obligation or liabilities whatsoever.

                  17.11 Subject Headings. The subject headings of this Agreement are included for the purpose of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                  17.12 Force Majeure. Nonperformance by either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, state of war (declared or undeclared), earthquake, governmental acts or orders, failure of suppliers, natural or manmade disaster, or any other reason where failure to perform is wholly beyond the control and not caused by the negligence of the nonperforming party; provided that any such nonperformance will be cause for termination of this Agreement by the other party if nonperformance covered by this subsection continues for more than sixty (60) days.

                  17.13 Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts copy or copies executed by it. For purposes hereof, a facsimile copy of this agreement, including the signature page thereof, shall be deemed to be an original.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.



WORKLIFE SOLUTIONS, INC.            E-CRUITER.COM, INC.



By:                                      By:
   ----------------------------             -----------------------------
         Sunir K. Kapoor                         Gerry Stanton
         Chairman and CEO                        President and CEO

                                   Appendix A

                        Minimum Acceptable Price Schedule


Section A1:   E-Cruiter Solutions Minimum Acceptable Price Schedule

Schedule to be completed by October 31st 1999.

Section A2:   WorkLife Solutions Minimum Acceptable Price Schedule

Schedule to be completed by October 31st 1999.